UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2012

Endeavour International Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32212	88-0448389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 307-8700

N/A

(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On February 13, 2012, Endeavour International Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with the subsidiary guarantors party thereto (the “Guarantors”) and Citigroup Global Markets Inc. (“Citi”), as representative to the several initial purchasers named therein (the “Initial Purchasers”), relating to the issuance and sale of $350,000,000 in aggregate principal amount of the Company’s 12% first priority notes due 2018 (the “First Priority Notes”) and $150,000,000 in aggregate principal amount of the Company’s 12% second priority notes due 2018 (the “Second Priority Notes” and, together with the First Priority Notes, the “2018 Notes”).

In connection with the offering of the 2018 Notes, the Company will receive estimated net proceeds of approximately $458.6 million, which are expected to be used to fund its pending acquisition of certain oil and natural gas interests in the North Sea and to repay in full its secured 15% senior term loan due 2013. Pending such uses, the net proceeds will be placed into an escrow account. Any remaining proceeds will be used for general corporate purposes.

The First Priority Notes will be offered and sold to the Initial Purchasers in a private placement exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2). The Second Priority Notes will be offered and sold to Citi in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2). Both the First Priority Notes and the Second Priority Notes are expected to be resold by the Initial Purchasers and Citi, respectively, to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Company and the Guarantors also agreed to enter into a registration rights agreement with holders of each of the First Priority Notes and the Second Priority Notes.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary description of the Purchase Agreement is qualified in its entirety by the terms of the Purchase Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On February 13, 2012, the Company issued a press release announcing the pricing of its private offering of 2018 Notes. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Purchase Agreement dated as of February 13, 2012, among Endeavour International Corporation, the guarantors named therein and Citigroup Global Markets Inc., as representative of the Initial Purchasers named therein.

99.1	Press release of Endeavour International Corporation dated February 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDEAVOUR INTERNATIONAL CORPORATION

Date: February 17, 2012	By:	/s/ Robert L. Thompson
Robert L. Thompson
Chief Accounting Officer

EXHIBIT INDEX

10.1	Purchase Agreement dated as of February 13, 2012, among Endeavour International Corporation, the guarantors named therein and Citigroup Global Markets Inc., as representative of the Initial Purchasers named therein.

99.1	Press release of Endeavour International Corporation dated February 13, 2012.

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